EXHIBIT 10.16    SEPARATION AGREEMENT BETWEEN LEE B. LEWIS AND THE REGISTRANT

                              SEPARATION AGREEMENT

         This Separation Agreement (the "Separation Agreement") is made and entered into as of the 12th day of February, 2001 between Lee B. Lewis ("Lewis") and ONTRACK Data International, Inc. (the "Company"), with regard to the following:

         WHEREAS, Lewis has been employed by the Company since February 11, 1999;

         WHEREAS Lewis' employment with the Company will end on December 31, 2001, with his resignation dated the date hereof and effective December 31, 2001;

         WHEREAS the parties agreed Lewis would be paid his normal salary and benefits through December 31, 2001 as set forth in paragraph 1 herein;

         WHEREAS, the Company and Lewis desire to amicably conclude Lewis' employment with the Company and resolve all disputes, if any, and other employment issues with the Company arising out of his employment, or the end of his employment relationship with the Company, with the understanding that such resolution shall not constitute evidence of or be an admission of wrongful conduct, liability, or fault on the part of either Lewis or the Company; and

         WHEREAS, Lewis agrees to a full and final settlement of all employee issues with the Company, whether disputed or not;

         NOW, THEREFORE, in consideration of the promises of the parties hereto and payments related below and to fully and completely resolve and conclude his employment with the Company, the parties agree as follows:

                  1. Payment and Duties. If Lewis signs this Separation Agreement and the Release attached as Exhibit "A," does not exercise his right to rescind the Separation Agreement or Release as allowed by paragraph 4 below, and fulfills all of his obligations under this Separation Agreement, the Company will pay to Lewis 100% of his base salary ($10,834 per month) , through December 31, 2001, with appropriate withholdings as required by law. These payments are both in consideration of the consultation duties set forth hereinafter and in settlement and consideration for the release of any and all claims, asserted or unasserted, arising out of or relating in any way to Lewis' employment, or the end of his employment relationship with the Company, and shall extinguish all claims that Lewis may have against the Company. Lewis' duties from and after the date hereof, until and through December 31, 2001, shall be that of a consultant for the Company. The Company shall be entitled to call upon Lewis at reasonable times with reasonable notice (but only during normal business days and hours), and by mutual agreement, during the period from the date hereof through the effective date of his resignation of employment, December 31, 2001. The Company shall designate from time to time an executive contact to interface with Lewis during this period; the first Company contact-designee under this Agreement


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shall be John M. Bujan, Vice President, General Counsel and Secretary. Lewis
will be assigned tasks and do only tasks as assigned in writing from time to time by said executive contact or the Company's board of directors and otherwise will not act on behalf of the Company.

                  2. Release of Claims. In consideration of the payments by the Company as set forth in paragraph 1 of this Separation Agreement, and the provisions of this Separation Agreement, the receipt and sufficiency of which is hereby acknowledged, Lewis, for himself, his heirs, executors, and assigns, does hereby absolutely and unconditionally release and forever discharge the Company and any and all of its parent corporations, subsidiary corporations, affiliated and predecessor corporations, divisions, insurers, indemnitors, heirs, successors, and assigns, and each and everyone of them, together with all past and present directors, officers, employees, agents, and each and everyone of them, of and from any and all actions, suits, proceedings, claims (including, but not limited to, claims for attorneys' fees), complaints, charges, judgments, and executions, whether liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether related or unrelated to any present dispute as to law or facts or both, which Lewis has ever had, presently has, or claims to have had against the Company or any of its parent corporations, subsidiaries, affiliated corporations, divisions, insurers, indemnitors, heirs, successors, or assigns, together with all past and present directors, officers, employees, and agents of each and everyone of them, the agreed upon consideration having been negotiated and bargained for all things above mentioned, and received in full satisfaction for all of the above. At the time that Lewis executes this Separation Agreement, he will also execute a separate Release, a copy of which is attached hereto and incorporated herein by reference. This Separation Agreement shall not be interpreted or construed to limit the Release in any manner.

                  3. Confidentiality. It is the intent of the Company that the underlying factual basis for any alleged claims by Lewis and the terms upon which this matter has been settled, including the terms and conditions of this Separation Agreement and the Release attached hereto, will be forever treated as confidential. Accordingly, Lewis will not disclose the underlying facts and/or terms of this Separation Agreement to anyone, except as follows: Lewis may disclose the terms of this Separation Agreement only to his spouse, lawyer, accountant, and tax advisor or preparer. Other than as set forth above, the underlying facts and/or terms of this Separation Agreement shall not be disclosed, except pursuant to written authorization by the Company. Furthermore, Lewis may not in any way falsely represent the terms of this Separation Agreement to anyone.

                  4. Consideration and Rescission Periods. Lewis understands that he may take 21 calendar days to decide whether to sign this Separation Agreement and Release, which 21-day period will commence on the date on which Lewis first receives copies of this Separation Agreement and Release for review, and that in conjunction with paragraph 13 he is free and invited to consult with his own attorney regarding this period and this matter in general. Lewis represents that if he signs this Separation Agreement and Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Separation Agreement and Release. Lewis may rescind this Separation Agreement and Release within seven


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(7) calendar days to reinstate federal claims under the Age Discrimination in
Employment Act and within fifteen (15) calendar days to reinstate state claims under the Minnesota Human Rights Act. To be effective, any rescission within the relevant time periods must be in writing and delivered to the Company, in care of John Bujan, Esq., ONTRACK Data International, Inc., 9023 Columbine Road, Eden Prairie, Minnesota 55347, either by hand or by mail within the rescission period. If delivered by mail, the rescission must be (1) postmarked within the 7-day or 15-day period; (2) properly addressed to the Company; and (3) sent by certified mail, return receipt requested. If Lewis rescinds this Separation Agreement and Release or any part of it, then the remaining provisions of this Separation Agreement and Release shall be and are void, Lewis shall not be entitled to the consideration specified in this Separation Agreement, and shall return any and all consideration received from the Company.

                  5. Non-Disparagement. Lewis agrees that he shall not disparage or defame the Company in any respect or make any negative comments concerning the parties' employment relationship, the end of the employment relationship, or the matters contained in this Separation Agreement. Furthermore, Lewis shall not in any way assist or encourage any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or in making any other demands against the Company or any of its officers, employees, or representatives. Lewis may only testify in a court or other proceeding against the Company to the extent he is compelled to do so by lawful subpoena.

                  6. Confidential Information. Lewis hereby represents that as of the date he signs this Separation Agreement, he has not in the past, directly or indirectly, released any information, data, figures, financial records, projections, estimates, customer lists, tax records, personnel histories, human resource policies or documents of any type, accounting procedures, or any other confidential information which he acquired while performing services or working for the Company to any person, firm, corporation, or other entity at any time, except as was required by law. Lewis acknowledges that this is a material representation, and that the Company is relying on it as part of this Separation Agreement.

                  Lewis agrees that he will continue to treat, as private and privileged, any information, data, figures, financial records, projections, estimates, customer lists, tax records, personnel history, human resource policies or documents of any type, accounting procedures, and all other confidential information which he acquired while performing services to or working for the Company. Further, Lewis agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company.

                  7. Cooperation in Claims. Lewis agrees that, until December 31, 2001, and for a reasonable period of time thereafter, at the Company's request, he will cooperate with the Company in any claims or lawsuits involving the Company where Lewis has knowledge of the facts involved in the claim or lawsuit. Lewis further agrees that he will not voluntarily encourage, aid,


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assist, or cooperate with anyone, or with their attorneys or agents, in bringing any lawsuit, charge, complaint, or grievance, or in making any other demands against the Company or any of its officers, employees, or representatives. However, nothing in this Separation Agreement prevents Lewis from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena in a proceeding involving the Company.

                  8. Non-Admission. This Separation Agreement does not constitute an admission by the Company that it has discriminated against or mistreated Lewis for any reason, or in any way violated any of his legal rights, and Lewis does not contend that it does constitute such an admission.

                  9. Inducement. Both Lewis and the Company recognize and agree that each party was substantially induced to enter into this Separation Agreement by the terms set forth herein.

                  10. Attorneys' Fees, Costs, Disbursements and Expenses. Lewis acknowledges that he is responsible for his own attorneys' fees, costs, disbursements, and expenses incurred in connection with this Separation Agreement.

                  11. Entire Agreement; No Waiver of Stock Option Rights; D&O Coverage. With the exception of the standard ONTRACK Confidentiality and Non-competition Agreement and the Stock Option Agreement both of which Lewis signed on or about February 11, 1999, which shall remain in full force and effect, the terms of this Separation Agreement and the Release attached hereto as Exhibit "A," supersede and terminate all prior oral and written agreements and communications between the parties. Lewis agrees that this Separation Agreement and the Release attached hereto, contain all of the agreements between the parties, and that they have no other written or oral agreements, with the exception of the standard ONTRACK Confidentiality and Non-competition Agreement and the Stock Option Agreement referred to above. The parties further confirm that Lewis has an additional ninety (90) days after December 31, 2001 within which to exercise any rights he may have under the Stock Option Agreement between Lewis and the Company dated February 11, 1999, a copy of which is attached hereto. Notwithstanding any other provision of this Separation Agreement, including exhibits, to the contrary, Lewis shall continue to be eligible for indemnification from liability, judgments and costs of defense, and the benefits of D&O insurance coverage, to the same extent as any other present and former officer and director of ONTRACK.

                  12. Governing Law. This Separation Agreement will be construed and enforced in accordance with the laws of the State of Minnesota.

                  13. Representation. Lewis acknowledges that he has had the opportunity to be represented by his own attorney in this matter, has fully negotiated this settlement, and has not relied upon any statements made by the Company, its agents, or attorneys in agreeing to sign this Separation Agreement or the Release attached hereto.


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                  14. Counterparts - This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, Lewis has executed this Separation Agreement on the date indicated at his signature below.

Dated: February 12, 2001
                                        ----------------------------------------
                                        Lee B. Lewis

Dated: February 12, 2001                ONTRACK Data International, Inc.


                                        By
                                           -------------------------------------
                                        Its
                                           -------------------------------------


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                                   EXHIBIT "A"

                                     RELEASE

DEFINITIONS. All words in this Release have their plain meanings in ordinary English. Specific terms used in this Release have the following meanings:

         I. "I", "me", and "my" mean both me and anyone who has or obtains any legal rights or claims through me.

         II. "Company" means ONTRACK Data International, Inc., any of its present or past affiliates, divisions, committees, or joint venture partners, and any of its predecessors, successors or assigns.

         III. "Employer" means the Company, any company providing insurance to the Company in the present or past, any present or past deferred compensation, retirement, or other employee benefit plans sponsored by the Company, any present or past directors, officers, employees, trustees, fiduciaries, or agents of the Company, and any person who acted on behalf of or on instructions from the Company.

         IV. "Separation Agreement" means the Separation Agreement between the Company and me that I am executing on the same date that I execute this Release, together with all the documents attached to the Agreement.

         V. "My Claims" mean all of my existing rights to any relief of any kind from the Employer, whether or not I know about those rights, including, but not limited to:

                  a. all claims that arise out of or that relate to my employment, or the end of the employment relationship with the Employer;

                  b. all claims that arise out of or that relate to the statements or actions of the Employer;

                  c. all claims for any alleged unlawful discrimination or any other alleged unlawful practices that arise out of or that relate to the statements or actions of the Employer, including, but not limited to, claims of discrimination based on sex, age, race, religion, disability, national origin, marital status, or sexual orientation or any other protected category arising under city or state anti-discrimination laws or federal laws including the Civil Rights Act of 1967, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Minnesota Human Rights Act, and any federal or state wage and hour laws; and claims that the Employer engaged in conduct prohibited on any other basis under any federal, state, or local statute, ordinance, or regulation;


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                  d. all claims arising out of the execution, performance, or termination of any employment agreement or any other agreement or contract of any kind between the Employer and me, provided however that all rights pursuant to the Separation Agreement between the employer and me are exempted from the terms of this Release; all claims for alleged unpaid compensation, expenses (except for final or open expense reports not yet submitted for reimbursement), stock options, deferred compensation, retirement, and employee benefits, provided however that all rights pursuant to the severance agreement between the employer and me are exempted from the terms of this Release;

                  e. all claims for wrongful discharge; harassment; retaliation or reprisal; constructive discharge; assault or battery; defamation; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; fraud; intentional or negligent misrepresentation; interference with contractual or business relationships; violation of public policy; my conduct, if any, as a "whistleblower"; negligence; false imprisonment; breach of contract; breach of fiduciary duty, provided however that all rights pursuant to the Employee Retirement Income Security Act are specifically exempted from the terms of this Release; breach of the covenant of good faith and fair dealing; promissory or equitable estoppel; or any other local, state or federal statutory or common law claims;

                  f. all claims for compensatory damages, liquidated damages, punitive damages, attorneys' fees, costs, and disbursements, except for those claims set forth in subpart (e) above.

I agree that the above list contains examples only and may not contain all claims that are released. I intend to release all claims against the Company.

AGREEMENT TO RELEASE MY CLAIMS. I will receive certain sums of money and other consideration from the Employer as set forth in the Separation Agreement if I sign and do not rescind this Release as provided below. In exchange for that money and other consideration, I agree to give up all My Claims. I will not bring any lawsuits or make any other demands against the Employer based on My Claims. The money and other consideration that I will receive in exchange for this Release are a full and fair payment for the release of My Claims. The Employer does not owe me anything for the release of My Claims in addition to the money and other consideration that I am receiving in exchange for this Release.

MY RIGHT TO RESCIND THIS RELEASE. I understand that I have the right to rescind (that is, cancel or revoke) this Release for any reason within 15 calendar days after I sign it. I understand that this 15-day period includes any other shorter time periods provided by law. I understand that this Release will not become effective or enforceable unless and until the rescission period has expired and I have not rescinded this Release. I understand that if I wish to rescind, the rescission must be in writing and delivered to the Company, in care of John Bujan, Esq., ONTRACK Data International, Inc., 9023 Columbine Road, Eden Prairie, Minnesota 55347, either by hand or by mail within the rescission period. If delivered by mail, the rescission must be (1) postmarked within the 7-day or 15-day period; (2) properly addressed to the Company; and (3) sent by certified mail, return receipt requested.


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CONFIDENTIALITY. I understand that the facts surrounding my employment relationship and the termination of this relationship and the terms of this Release are confidential, and that I may not disclose those matters to any person except under the circumstances described in the Separation Agreement.

NONDISCLOSURE AND NONDISPARAGEMENT. I understand that I have agreed I will not disclose any confidential information about the Company and I will not disparage the Company.

NONPARTICIPATION IN CLAIMS. I understand that I have agreed that if there are any claims against the Company, I will not participate in prosecuting those claims, except to the extent required to do so by law.

BREACH. I understand that if I fail to live up to the promises I have made in the Separation Agreement and this Release regarding confidentiality, I will have to pay the Company back all of the money the Company has paid in consideration of signing this Release.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though the Employer will pay me for the release of My Claims, the Employer does not admit that it is responsible or legally obligated to me for My Claims. In fact, I understand that the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper or unlawful conduct or wrongdoing against me.

         I have read this Release carefully and I understand all its terms. I have been advised to consult with my own attorneys, if I deem that appropriate, prior to executing this Release. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Employer or its attorneys, other than statements made in this Release, the Separation Agreement and, except as modified by the Separation Agreement, any deferred compensation, retirement, and other employee benefit plans sponsored by the Company (including my agreements relating thereto) in which I am a participant.

         I understand that this Release, the Separation Agreement and, except as modified by the Separation Agreement, any deferred compensation, retirement, and other employee benefit plans sponsored by the Company (including my agreements relating thereto) in which I am a participant contain all the agreements between the Employer and me relating to this settlement. We have no other written or oral agreements relating to this settlement.

         I am not under any legal disabilities that prevent me from being legally bound by the agreements that I am making in this Release. I am legally able and entitled to receive the money and other consideration that I will receive from the Employer as set forth in the Separation Agreement in settlement of My Claims.


Dated: February 12, 2001
                                        ----------------------------------------
                                        Lee B. Lewis


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